SECOND AMENDMENT
                       TO SUBADVISORY AGREEMENT

      THIS AMENDMENT, effective as of the 1st day of September, 2006 amends that certain Subadvisory Agreement effective June
26, 1998, as amended on November 20, 2002 (the "Agreement"), among Phoenix Strategic Equity Series Fund, a Delaware statutory trust on behalf of its series Phoenix Large-Cap Growth Fund (the "Fund"), Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") and Seneca Capital Management LLC, a California limited liability company (the "Subadviser") as follows:

1.	The name of the series known as Phoenix-Seneca Growth
Fund has been changed to Phoenix Large-Cap Growth Fund.
2.	The following provision is hereby added as Section 18 to
the Agreement:

PROHIBITED CONDUCT.

In providing the services described in this Agreement, the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Phoenix Investment
Partners, Ltd. regarding transactions for the Fund in securities or other assets. The Fund shall provide the Subadviser with a list of investment companies sponsored by Phoenix and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

3.	All provisions of the Agreement remain in full force and
effect and are unchanged in any other respects.

4.	This Amendment may be executed in one or more
counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.


[Signature Page Follows]



      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers.


PHOENIX STRATEGIC EQUITY SERIES FUND
By:/s/ Francis G. Waltman
Name:  Francis G. Waltman
Title: Senior Vice President


PHOENIX INVESTMENT COUNSEL, INC.
By:/s/ John H. Beers
Name:  John H. Beers
Title: Vice President and Clerk


ACCEPTED:
Seneca Capital Management LLC
By:/s/ George R. Aylward
Name:  George R. Aylward
Title: Executive Vice President